  As filed with the Securities and Exchange Commission on March 29, 1999

                                                Registration No. 333-72759
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                     PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       PARAMETRIC TECHNOLOGY CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

      MASSACHUSETTS                  7372                    04-2866152
     (State or Other     (Primary Standard Industrial     (I.R.S. Employer
     Jurisdiction of      Classification Code Number)   Identification No.)
     Incorporation or
      Organization)

                             128 Technology Drive
                               Waltham, MA 02453
                                (781) 398-5000
  (Address, Including ZIP Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ---------------

                                EDWIN J. GILLIS
                           EXECUTIVE VICE PRESIDENT
                       PARAMETRIC TECHNOLOGY CORPORATION
                             128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02453
                                (781) 398-5000
(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                with copies to:
                             STANLEY KELLER, ESQ.
                              Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                (617) 573-0100

                               ---------------

       Approximate date of commencement of proposed sale to the public:

  From time to time after the effective date of this registration statement.
                               ---------------


  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                              Proposed         Proposed
  Title of each class                         maximum          maximum
  of securities to be    Additional shares offering price aggregate offering    Amount of
       registered        to be registered   per share(1)       price(1)      registration fee
---------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................      2,614,102       $20.09375       $52,527,112         $14,603
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and based upon the high and low prices on March 25, 1999 as reported on the Nasdaq National Market.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED MARCH 29, 1999

PROSPECTUS

  The information in this prospectus is not complete and may be changed. The shares of our common stock to be offered hereby may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       Parametric Technology Corporation
                             128 Technology Drive
                               Waltham, MA 02453
                                (781) 398-5000

                               ----------------

                       Parametric Technology Corporation

                     4,642,586 Shares of Common Stock

  Our common stock trades on the Nasdaq National Market under the symbol "PMTC." On March 25, 1999, the last reported sale price of our common stock was $20.625 per share.

  We previously issued a total of 4,642,586 shares of our common stock in connection with two acquisitions. In October 1998, we issued 2,028,484 shares of our common stock to the former stockholders of InPart Design, Inc. in connection with our acquisition of that company. In March 1999, we issued 2,614,102 shares of our common stock to the former stockholders of auxilium inc. in connection with our acquisition of that company. This prospectus relates to the resale of all of those shares.

  The shares may be offered and sold by the selling stockholders from time to time in open-market or privately negotiated transactions that may involve underwriters or brokers.

  We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

  See "Risk Factors" beginning on page 4 of this prospectus for a discussion of certain factors that should be considered by prospective purchasers of shares of our common stock.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

              The date of this prospectus is March  , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
Parametric Technology Corporation..........................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................   8
The Acquisitions...........................................................   8
Selling Stockholders.......................................................   8
Plan of Distribution.......................................................   9
Legal Matters..............................................................  10
Experts....................................................................  10

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available on the SEC's Website at "http://www.sec.gov." You may also inspect these documents along with reports and other information regarding Parametric at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

  . Annual Report on Form 10-K for the year ended September 30, 1998, filed with the SEC on December 29, 1998;

  . Quarterly Report on Form 10-Q for the quarter ended January 2, 1999, filed with the SEC on February 10, 1999;

  . Current Report on Form 8-K describing the completion of our acquisition of auxilium inc. filed with the SEC on March 23, 1999; and

  . The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 26, 1989, including any amendment or report filed for the purpose of updating such description.

  You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

    Investor Relations
    Parametric Technology Corporation
    128 Technology Drive
    Waltham, MA 02453 (781) 398-5000

  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       PARAMETRIC TECHNOLOGY CORPORATION

  Parametric Technology Corporation (PTC) develops, markets, and supports a comprehensive suite of integrated product development and information management software. Our mechanical design automation product family automates product development, from conceptual design through production. Our enterprise information management solutions accelerate the flow of product data from engineering to other critical areas of an enterprise. Our solutions are complemented by the strength and experience of our professional services organization, which provides training, consulting and support to customers worldwide.

  Our executive offices are located at 128 Technology Drive, Waltham, MA 02453, and our telephone number is (781) 398-5000.

                                 RISK FACTORS

  If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information that we have referred you to.

  It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about our:

  .  expected operating results;

  .  market opportunities;

  .  acquisition opportunities;

  .  ability to compete; and

  .  stock price.

  Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors.

Potential fluctuations in operating results

  While our sales cycle varies substantially from customer to customer, we usually realize a high percentage of our revenue in the third month of each fiscal quarter and this revenue tends to be concentrated in the latter half of that month. Our orders early in a quarter will not generally occur at a rate which, if sustained throughout the quarter, would be sufficient to assure that we will meet our revenue targets for any particular quarter. Accordingly, our quarterly results may be difficult or impossible to predict prior to the end of the quarter. Any inability to obtain orders in large volumes or to make shipments in the period immediately preceding the end of any particular quarter may cause the results for that quarter to fall short of our revenue targets. In addition, our operating expenses are based on expected future revenue and are relatively fixed for the short term. As a result, a revenue shortfall in any quarter could cause our earnings for that quarter to fall below expectations as well. Any failure to meet our quarterly revenue or earnings targets could adversely impact the market price of our stock.

  Because our sales incentive structure is weighted more heavily toward the end of the fiscal year, the rate of revenue growth for the first quarter historically has been lower than that for the fourth quarter of the immediately preceding fiscal year. This incentive structure also makes it more difficult to predict first quarter results.

  In addition, the levels of quarterly or annual software revenue in general, or for particular geographic areas, may not be comparable to those achieved in previous periods.

Stock market volatility of software companies

  Market prices for securities of software companies have generally been volatile. In particular, the market price of our common stock has been and may continue to be subject to significant fluctuations.

  In addition, a large percentage of our common stock traditionally has been held by institutional investors. Consequently, actions with respect to our common stock by certain of these institutional investors could have a significant impact on the market price of the stock. For more information, please see our proxy statement with respect to our most recent annual meeting of stockholders and Schedules 13D and 13G filed with the SEC with respect to our common stock.

Market growth assumptions may prove inconsistent

  Any of our projections for revenue growth assume that the overall demand for products in the mechanical computer aided design, manufacturing and engineering (CAD/CAM/CAE) industry will continue to grow. There could be an adverse impact on our operating results in any quarter in which this assumption proves to be incorrect.

Rapid technological and market changes could affect our competitive position and operating results

  The mechanical CAD/CAM/CAE and enterprise information management industries are highly competitive, and are characterized by rapid technological advances. Accordingly, our ability to realize our expectations will depend on:

  .  our success at enhancing our current offerings;

  . our ability to develop new products and services that keep pace with developments in technology;

  . our ability to meet evolving customer requirements, especially ease-of-use requirements;

  . our ability to deliver those products through appropriate distribution channels; and

  .  our ability to license technology from third parties.

  This will require, among other things, that we:

  . correctly anticipate customer needs and price our products competitively;

  .  hire and retain personnel with the necessary skills and creativity;

  .  provide adequate funding for development efforts; and

  .  manage distribution channels effectively.

  In addition, our CAD/CAM/CAE software has historically been available on a variety of platforms. We are aware of efforts by competitors to focus on single platform applications, particularly Windows-based platforms. There can be no assurance that we will continue to have a competitive advantage with multiple platform applications.

  We continue to enhance our existing products by releasing updates. Those product updates will be less frequent than in the past to permit customers to absorb changes more effectively. Our competitive position and operating results could suffer if:

  . we fail to anticipate or to respond adequately to customer requirements or to technological developments, particularly those of our competitors;

  . we delay the development, production, testing, marketing or availability of new or enhanced products or services; or

  .  customers fail to accept such products or services.

  The success of our new Windchill product line will depend in part on the market's evaluation of its ease of use, its full functionality, and its ability to support a large user base. Since this product line only became available in the latter half of fiscal 1998, it is not possible to assess the market's acceptance of this product line at this time.

Possibility of new product delays

  As is common in the computer software industry, we may from time to time experience delays in our product development and "debugging" efforts. Our financial performance could be hurt by significant delays in developing, completing or shipping new or enhanced products. Among other things, such delays could cause us to incorrectly predict the fiscal quarter in which we will realize revenue from the shipment of the new or enhanced products and give our competitors a greater opportunity to market competing products.

Uncertainties of successfully implementing new initiatives

  We have a history of rapid growth and development as an organization. Part of our success has resulted from our ability to implement new initiatives. Our future operating results will continue to depend upon:

  . the success of our efforts to integrate Computervision's operations on a worldwide basis;

  . market acceptance of the new Windchill product line, which has a longer sales cycle than our other products, and the success of our Windchill pilot program;

  . the success of our sales force reorganization initiative, including Rand's success with sales to smaller customers;

  . market reaction to the repricing and repackaging of our Pro/ENGINEER product line; and

  .  our ability to increase revenue growth in the Asia/Pacific region.

  Additionally, our success could also be affected by our ability to:

  .  develop additional applications for the Windchill product line;

  .  generate and fill current software license orders; and

  .  adequately manage exposure to foreign currency movements.

Risks associated with acquisitions

  We have increased our product range and customer base in the recent past due in part to acquisitions. We may acquire additional businesses or product lines in the future. The success of any acquisition may be dependent upon our ability to integrate the acquired business or products successfully and to retain key personnel and customers associated with the acquisition. If we fail to do so, or if the costs of or length of time for integration increase significantly, it could cause our actual results to differ from those projected in our forward-looking statements.

  In addition, acquisitions may result in the allocation of purchase price to in-process research and development. For example, for the year ended September 30, 1998, we recorded in-process research and development expense of approximately $28.9 million in connection with our acquisition of ICEM Technologies. The SEC has recently raised issues regarding the methodologies used and allocation of purchase price to in-process R&D and has required some companies to adjust or restate prior periods to reduce allocations to in-process R&D, thereby increasing intangible assets and future amortization expense. While we believe that our in-process R&D allocation is appropriate, if the SEC were to require us to change the allocation, this would result in a higher amortization expense, which would adversely impact our future operating results.

Competition from new products; difficulty of competing against established products

  There are an increasing number of competitive mechanical CAD/CAM/CAE products. Increased competition and market acceptance of these products could have a negative effect on our pricing and revenues which could adversely affect our operating results. Our Windchill product line expands the breadth of our offerings into product information management. We are a relatively new entrant into this area and may be competing with more mature products that may have an established customer base as well as greater functionality.

Dependence on key personnel

  Our success depends upon our ability to attract and retain highly skilled technical, managerial and sales personnel. While we have not experienced any significant difficulty in hiring or retaining qualified personnel to date, competition for such personnel in the high technology industry is intense. We assume that we will continue to be able to attract and retain such personnel. The failure to do so, however, could have a material adverse effect on our future operating results.

Risks associated with international business

  A significant portion of our business comes from outside the United States. Accordingly, our performance could be adversely affected by ongoing economic uncertainties in the Asia/Pacific region and other world economies. Another consequence of significant international business is that a large percentage of our revenue and expenses are denominated in foreign currencies which fluctuate in value. Although we may enter into foreign exchange forward contracts and foreign exchange option contracts to offset a portion of the foreign exchange fluctuations, unanticipated events may materially impact our results. Other risks associated with international business include:

  .  unexpected changes in regulatory practices and tariffs;

  .  staffing and managing foreign operations;

  .  longer collection cycles in certain areas;

  .  potential changes in tax laws;

  .  greater difficulty in protecting intellectual property rights; and

  .  general economic and political conditions.

Difficulties of protecting intellectual property and other proprietary rights

  Our software products are proprietary to PTC. We protect our intellectual property rights by relying on copyrights, trademarks, patents and common law safeguards, including trade secret protection, as well as restrictions on disclosures and transferability contained in our agreements with other parties. Despite these measures, there can be no assurance that the laws of all relevant jurisdictions will afford the same protections to our products and intellectual property as the laws of the United States. The software industry is characterized by frequent litigation regarding copyright, patent and other intellectual property rights. While we have not, to date, had any significant claims of this type asserted against us, there can be no assurance that someone will not assert such claims against us with respect to existing or future products or that, if asserted, we would prevail in such claims. In the event a lawsuit of this type is filed, it could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we ultimately prevail.

Pending legal proceedings

  Certain class action lawsuits have been filed against us and certain of our current and former officers and directors claiming violations of the federal securities laws based on alleged misrepresentations regarding our anticipated revenue and earnings for the third quarter of 1998. We believe the claims are without merit, and we intend to defend them vigorously. We cannot predict the ultimate resolution of these actions at this time, however, there can be no assurance that the litigation will not have a material adverse impact on our financial condition or results of operations.

Risk of Year 2000 non-compliance

  Our operations and results could be adversely affected if our current product offerings or internal systems are not made Year 2000 compliant or if the major vendors or suppliers with whom we deal are not Year 2000 ready and cannot be easily replaced. In addition, purchases by our customers could be affected if they must expend significant resources to correct their own systems.

Euro-conversion uncertainties

  The conversion of major European countries to a common legal currency creates uncertainties for companies like us that do significant business in Europe. These uncertainties include technical adaptation of internal systems to accommodate euro-denominated transactions, long-term competitive implications of the conversion and the effect on market risk with respect to financial instruments.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of the shares by the selling stockholders.

                             THE ACQUISITIONS

  We issued shares of our common stock to the selling stockholders in connection with two acquisitions. On October 2, 1998, we acquired InPart Design, Inc. pursuant the terms of an Agreement and Plan of Reorganization dated as of September 9, 1998 among us, one of our wholly owned subsidiaries and InPart. On March 8, 1999, we acquired auxilium inc. under the terms of an Agreement and Plan of Reorganization dated as of March 8, 1999 among us, one of our wholly owned subsidiaries, auxilium inc. and the stockholders of auxilium. InPart and auxilium both now operate as our wholly owned subsidiaries. In connection with these acquisitions, we issued or reserved for issuance a total of 4,642,586 shares of our common stock, of which 2,028,484 shares were in consideration for all the InPart stock and 2,614,102 shares, together with $39,375,000 in cash, were in consideration for all the auxilium stock. We also reserved 1,403,467 shares of our common stock for options and warrants of InPart and auxilium which we assumed. Under the terms of the InPart acquisition, we may be obligated to issue additional shares to the former InPart stockholders in September 1999.

                             SELLING STOCKHOLDERS

  The selling stockholders were the former stockholders of InPart and auxilium. We issued the shares covered by this prospectus to them in connection with the acquisitions or upon exercise of options assumed in the acquisitions. In agreements related to the acquisitions, we agreed to register for resale the shares issued to the selling stockholders.

  The following table lists certain information concerning the selling stockholders as of March 29, 1999, including the number of shares of common stock beneficially owned by the selling stockholders, the number of shares that the selling stockholders may sell under this prospectus and the number of shares to be held by each such selling stockholder assuming the sale of all of the shares offered in this prospectus. In the past three years, none of the selling stockholders has had a material relationship with us, except that certain selling stockholders became non-officer employees of or short-term consultants to us, InPart or auxilium after the acquisition. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                                                     Shares
                               Shares                             Beneficially
                            Beneficially                              Owned
                                Owned                           Or Issuable After
                           Before Offering                      This Offering(1)
                          --------------------  Shares Offered  --------------------
    Name of Selling                            Pursuant To This
      Stockholder          Number      Percent    Prospectus     Number    Percent
    ---------------       ---------    ------- ---------------- ---------- ---------
St. Paul Venture Capital
 IV, LLC(2).............    929,460        *        929,460              0        0
Asset Management Associ-
 ates 1996, L.P.(4).....    853,647        *        853,647              0        0
Michael R. Viola(2)(3)..    522,821        *        522,821              0        0
Erwin A. Kelen(2).......    493,775        *        493,775              0        0
Charles River Partner-
 ship VII(4)............    346,717        *        346,717              0        0
Control Data Systems,
 Inc.(2)(5).............     58,091        *         58,091              0        0
41 other selling
 stockholders who, as a
 group, own less than 1%
 of our outstanding
 common stock
 immediately prior to
 this offering(6).......  1,629,003(7)     *      1,438,075        190,928        *

--------

*  Indicates less than 1% of our outstanding common stock.

(1) The numbers in these columns assume that the selling stockholders will sell all of the common stock offered for sale under this prospectus. There can be no assurance that the selling stockholders will sell all or any part of the shares offered under this prospectus.

(2) Former stockholder of auxilium inc., which we acquired in March 1999.

(3) Mr. Viola is an employee of Parametric.

(4) Former stockholder of InPart Design, Inc., which we acquired in October
    1998.

(5) In June 1998, we acquired ICEM Technologies, a division of Control Data Systems, Inc.

(6) As of March 29, 1999, the 41 other selling stockholders hold options to acquire an aggregate of 301,227 shares of our common stock.

(7) This number includes 190,928 shares that may be acquired within 60 days of March 29, 1999 upon exercise of options.

                             PLAN OF DISTRIBUTION

  The selling stockholders may offer the shares of common stock covered by this prospectus from time to time in transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

  The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

  The selling stockholders may use dealers, agents or underwriters to sell their shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholders, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

  The selling stockholders and any dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

  To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

  To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

  Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholder. The foregoing may affect the marketability of the shares offered by this prospectus.

  We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the Nasdaq National Market. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders or any legal, accounting and other expenses of the selling stockholders.

  We have agreed with the selling stockholders, subject to certain conditions, to keep the registration statement of which this prospectus constitutes a part effective until one year from the effective date or, if earlier, such time as all of the shares have been disposed of pursuant to and in accordance with the registration statement.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for us by Palmer & Dodge LLP.

                                    EXPERTS

  The consolidated financial statements of Parametric Technology Corporation as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998, incorporated in this prospectus by reference to Parametric Technology Corporation's Annual Report on Form 10-K for the year ended September 30, 1998, except as they relate to Computervision Corporation as of December 31, 1996 and for the year then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Computervision Corporation as of December 31, 1996 and for the year then ended, by Arthur Andersen LLP, independent accountants, as indicated in their reports which appear as exhibits to the Annual Report on Form 10-K of Parametric Technology Corporation for the year ended September 30, 1998. Such financial statements are incorporated by reference into this prospectus in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in taking possession of or disposing of the shares) to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which we will bear. All amounts shown are estimates except the SEC registration fee.

   SEC registration fee................................................ $22,533
   Legal fees and expenses of PTC......................................  15,000
   Accounting fees and expenses........................................   7,500
   Miscellaneous expenses..............................................   4,967
                                                                        -------
     Total............................................................. $50,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

  Section 67 of Chapter 156B of the Massachusetts Business Corporation Law grants PTC the power to indemnify any director, officer, employee or agent to whatever extent permitted by PTC's Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of PTC or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by PTC of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under the statute.

  Article 6B of PTC's Articles of Organization provides that PTC shall, to the fullest extent legally permissible, indemnify each person at any time elected or appointed a director or officer of PTC, or who serves at PTC's request as a director or officer of another organization or in any capacity with respect to any employee benefit plan against any and all costs and expenses (including but not limited to court costs and legal fees) reasonably incurred by, and any and all liabilities imposed upon, him in connection with, or arising out of, or resulting from, any claim made, or any action, suit or proceeding (whether civil, criminal, administrative or investigative) threatened or brought, against him or in which he may be involved as a party or otherwise by reason of his having so served or by reason of any action taken or omitted or alleged to have been taken or omitted by him in such capacity unless in any proceeding such person shall have been finally adjudicated with respect to the matter or matters as to which indemnification is sought not to have acted in good faith in the reasonable belief that his action was in the best interest of PTC or, to the extent that such matter or matters relate to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification shall include payment by PTC of expenses incurred in defending any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking shall be accepted without reference to the financial ability of such person to make repayment.

  The right of indemnification under Article 6B does not extend to amounts incurred or paid in connection with any matter which shall be disposed of through a compromise payment or other settlement prior to final adjudication, whether by or pursuant to a consent decree or otherwise, unless such compromise or other settlement is approved by PTC, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Article VI sets forth certain circumstances under which the payment of indemnification is conclusively deemed approved by PTC. Article VI also contains certain procedural and other provisions which provide additional protection for persons seeking indemnification.

  The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly in addition to and not exclusive of any other rights to which such director, officer or other person may be entitled and inures to the benefit of the heirs, executors, administrators and legal representatives of such a person.

  Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its Articles of Organization, eliminate the directors' personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. PTC's Articles of Organization include a provision providing that no director shall be personally liable to PTC or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the provisions of the Massachusetts Business Corporation Law summarized above. No amendment or repeal of that provision of the Articles of Organization shall apply or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to the amendment or repeal.

  PTC maintains an insurance policy on behalf of the directors and officers of PTC and its subsidiaries covering certain liabilities which may arise as a result of the actions of said directors and officers.

  The provisions described above may be sufficiently broad to indemnify directors and officers and control persons of PTC against liability arising under the Securities Act of 1933, as amended (the "Act"). Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling PTC pursuant to the foregoing provisions, PTC has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

  See Exhibit Index immediately following the signature page hereof.

Item 17. Undertakings

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Waltham, Massachusetts, on March 29, 1999.

                                          PARAMETRIC TECHNOLOGY CORPORATION

                                                    /s/ Edwin J. Gillis
                                          By: _________________________________
                                                      Edwin J. Gillis
                                              Executive Vice President, Chief
                                                         Financial
                                                   Officer and Treasurer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                       Title                     Date
              ---------                       -----                     ----
(i) Principal Executive Officer:

      /s/ Steven C. Walske*            Chairman and Chief           March 29, 1999
______________________________________  Executive Officer
           Steven C. Walske

(ii) Principal Financial and Accounting Officer:

       /s/ Edwin J. Gillis             Executive Vice President,    March 29, 1999
______________________________________  Chief Financial Officer
           Edwin J. Gillis              and Treasurer

(iii) Board of Directors:

      /s/ Steven C. Walske*            Director                     March 29, 1999
______________________________________
           Steven C. Walske

     /s/ C. Richard Harrison*          Director                     March 29, 1999
______________________________________
         C. Richard Harrison*

      /s/ Robert N. Goldman*           Director                     March 29, 1999
______________________________________
          Robert N. Goldman

     /s/ Donald K. Grierson*           Director                     March 29, 1999
______________________________________
          Donald K. Grierson

     /s/ Oscar B. Marx, III*           Director                     March 29, 1999
______________________________________
          Oscar B. Marx, III

      /s/ Michael E. Porter*           Director                     March 29, 1999
______________________________________
          Michael E. Porter

      /s/ Noel G. Posternak*           Director                     March 29, 1999
______________________________________
          Noel G. Posternak

       /s/ Edwin J. Gillis
______________________________________
          *Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
 4.1(a)  Articles of Organization; filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 and incorporated herein by reference.

 4.1(b)  Articles of Amendment to Restated Articles of Organization; filed as
         Exhibit 4.1(b) to our Registration Statement on Form S-8 (File No.
         333-22169) and incorporated herein by reference).

 4.2 By-Laws as amended through November 21, 1990; filed as Exhibit 3.2 to our Annual Report on Form 10-K for the year September 30, 1996 and incorporated herein by reference.

 5.1     Opinion of Palmer & Dodge LLP, filed herewith.

 23.1    Consent of PricewaterhouseCoopers LLP, filed herewith.

 23.2    Consent of Arthur Andersen LLP, filed herewith.

 23.3 Consent of Palmer & Dodge LLP (included in Exhibit 5.1 filed herewith).

 24.1    Power of Attorney (included in signature page of the Registrant's
         Registration Statement on Form S-3 filed on February 22, 1999 (File
         No. 333-72759)).